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                                     EXHIBIT 3.1

                    AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                  OF THE REGISTRANT

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                    AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                          OF

                           INTERNET ORGANIZING GROUP, INC.

1.  The name of the Corporation is Internet Organizing Group, Inc.

2. Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Amended and Restated Artilces of Incorporation amend and restate the Articles of Incorporation of the Corporation. These Amended and Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation on December 10, 1996 in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

3. Effective on the date of filing these Amended and Restated Articles of Incorporation, the Articles of Incorporation of Corporation shall be amended and restated in their entirety as follows:

                                        I.Name

    The name of the Corporation is "Net.B@nk, Inc."

                              II. State of Organization

    The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                  III. Capital Stock

    (a) The Corporation shall have the authority to issue one hundred million (100,000,000) shares of common stock (the "Common Stock"), $.01 par value per share, and ten million (10,000,000) shares of preferred stock (the "Preferred Stock"), no par value.

    (b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (i) The number of shares constituting that series and the distinctive designation of that series;

         (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

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         (iii)     Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

         (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (viii) Any other relative rights, preferences and limitations of that series.


                       IV. Registered Office; Registered Agent

    The street address of the registered office of the Corporation is: 191 Peachtree Street, N.E., Suite 1600, Atlanta, Georgia 30303 located in Fulton County. The registered agent of the Corporation at such office is Walter G. Moeling, IV, Esq. The registered office and registered agent of the Corporation may be changed from time to time by the Board of Directors of the Corporation.

                                 V. Principal Office

    The mailing address of the principal office of the Corporation is: 7000 Peachtree-Dunwoody Road, Building 10, Suite 300, Atlanta, Georgia 30328, subject to change by action of the Board of Directors of the Corporation.

                                   VI. Incorporator

    The name and address of the Incorporator of the Corporation is: Donald S. Shapleigh, Jr., 7000 Peachtree-Dunwoody Road, Building 10, Suite 300, Atlanta, Georgia 30328.

                               VII. Terms of Directors

    At any time when the number of directors is fixed at six or more, the Board of Directors shall be divided into three (3) classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III

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shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each Class of directors, the directors of each Class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

                              VIII. Removal of Directors

    (a) At any shareholders' meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed for cause, as defined in subsection (b) of this Article, only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

    (b) For purposes of this Article VIII, a director of the Corporation may be removed for cause if (i) the director has been convicted of a felony; (ii) any bank regulatory authority having jurisdiction over the Corporation requests or demands the removal; or (iii) at least two-thirds (2/3) of the directors of the Corporation then in office, excluding the director to be removed, determine that the director's conduct has been inimical to the best interests of the Corporation.

                           IX. Bylaws; Number of Directors

    (a) Except as provided in paragraph (b) of this Article IX, the Board of Directors shall have the right to adopt, amend or repeal the bylaws of the Corporation by the affirmative vote of a majority of all directors then in office, and the shareholders shall have such right by the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

    (b) Notwithstanding paragraph (a) of this Article IX, any amendment of the bylaws of the Corporation changing the number of directors shall require the affirmative vote of two-thirds (2/3) of all directors then in office or by two-thirds (2/3) of the issued and outstanding shares entitled to vote at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

                              X. Liability of Directors

    A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

      (i) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;
     (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
    (iii) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributions of corporate assets to shareholders; or
     (iv) any transaction from which the director derived an improper material tangible personal benefit.

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    If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent provided by applicable law, as amended. Any repeal or modification of this
Article X by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                          XI. Certain Business Transactions

    (a) Approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity, shall require either:

      (i) the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote; or
     (ii) the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.

    (b) The Board of Directors shall have the power to determine for the purposes of this Article XI, on the basis of information known to the Corporation, whether any sale, lease, exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation.

                   XII. Factors Considered in Business Transaction

    The Board of Directors, when evaluating any offer of another party (i) to make a tender offer or exchange offer for any equity security of the Corporation, (ii) to merge or consolidate any other corporation with the Corporation, or (iii) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (A) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (B) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the Corporation as an independent entity.

                     XIII. Amendment of Articles of Incorporation

    The Corporation reserves the right to amend, alter, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, the provisions set forth in this Article XIII and Articles VII, VIII, IX, X, XI, and XII hereof may not be altered, amended or repealed in any respect, and no other provision(s) may be adopted which would impair in any respect the operation or effect of any such provisions,

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except by the affirmative vote of holders of at least two-thirds (2/3) of the voting power of the then outstanding shares of capital stock, voting together as a single class; provided, however, that such two-thirds (2/3) voting requirement shall not be applicable if the Board of Directors of the Corporation shall approve such action by resolution adopted by at least two-thirds (2/3) of the directors then in office, in which case the affirmative vote of holders of a majority of the then outstanding shares of capital stock entitled to be cast at the meeting of shareholders called for that purpose, voting together as a single class, shall be required to approve such action.

                                 XIV. Savings Clause

    Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.


    IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be duly executed by its duly authorized officer on this 25th day of November, 1996.



                                            /s/ Donald S. Shapleigh, Jr.
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                                            Donald S. Shapleigh, Jr.
                                            President